Exhibit 99.1

661 East Davis Street
Post Office Box 703
Elba, Alabama 36323

PRESS RELEASE
FOR IMMEDIATE RELEASE
For Additional Information: Contact Brian McLeod - Chief Financial Officer @ (334) 897-2273.
The National Security Group, Inc. Releases Financial Results
ELBA, ALABAMA (May 14, 2020)…The National Security Group, Inc. (NASDAQ:NSEC) results for the three months ended March 31, 2020 and 2019, based on U.S. generally accepted accounting principles, were reported today as follows:

Unaudited Consolidated Financial Summary	Three months ended March 31,
	2020	2019
Gross premiums written	$17,131,000	$16,936,000
Net premiums written	$15,331,000	$15,600,000

Net premiums earned	$14,955,000	$14,718,000
Net investment income	964,000	962,000
Net investment gains (losses)	(990,000)	2,120,000
Other income	145,000	146,000
Total Revenues	15,074,000	17,946,000
Policyholder benefits and settlement expenses	10,583,000	9,023,000
Amortization of deferred policy acquisition costs	1,065,000	980,000
Commissions	2,075,000	2,033,000
General and administrative expenses	1,394,000	2,332,000
Taxes, licenses and fees	721,000	687,000
Interest expense	261,000	295,000
Total Benefits, Losses and Expenses	16,099,000	15,350,000
Income (Loss) Before Income Taxes	(1,025,000)	2,596,000
Income tax expense (benefit)	(165,000)	153,000
Net Income (Loss)	$(860,000)	$2,443,000
Income (Loss) Per Common Share	$(0.34)	$0.97
Reconciliation of Net Income (Loss) to non-GAAP Measurement
Net income (loss)	$(860,000)	$2,443,000
Income tax expense (benefit)	(165,000)	153,000
Investment (gains) losses, net	990,000	(2,120,000)
Pretax Income (Loss) From Operations	$(35,000)	$476,000
Management Commentary on Results of Operations

Three months ended March 31, 2020 compared to three months ended March 31, 2019

For the three months ended March 31, 2020, the Company had a net loss of $860,000, $0.34 loss per share, compared to net income of $2,443,000, $0.97 income per share, for the three months ended March 31, 2019; a decrease of $3,303,000. Results for the first quarter of 2020 were negatively impacted by investment losses and increased claim activity in the P&C segment. Results for the first quarter of 2019 were positively impacted by investment gains of $2,120,000.

For the three months ended March 31, 2020, the Company had investment losses of $990,000 compared to investment gains of $2,120,000 for the same period last year; a decrease of $3,110,000. The primary reason for the investment losses, in the first quarter of 2020, was a $599,000 loss due to change in value of equity securities compared to a gain due to change in value of equity securities of $126,000 for the same period last year. In addition, the change in surrender value of our company owned life insurance (COLI) added $251,000 in investment losses, in the first quarter of 2020, compared to a gain of $189,000 in the first quarter of 2019. During the first quarter of 2019, we had a gain on our COLI totaling $1,792,000 which was the primary contributor to investment gains for the three months ended March 31, 2019. During the first quarter of 2020, we also recognized an other-than-temporary impairment totaling $238,000. We did not have any other-than-temporary impairments in the first quarter of 2019.

The Company ended the first quarter of 2020 with claims totaling $10,583,000 compared to $9,023,000 for the same period last year. The P&C segment was the primary source of this increase with claims up $1,609,000, in first quarter 2020, compared to first quarter 2019. The primary component of this increase was claims reported from catastrophe events which increased $1,297,000, in the first quarter of 2020 compared to the first quarter of 2019. Partially offsetting the increases mentioned above was a decrease in general and administrative expenses. The Company ended the first quarter of 2020 with a decrease in general and administrative expenses of $938,000. The primary reason for this decrease was a decline in the company's liability in deferred compensation plans.

We provide a reconciliation of net income to the non-GAAP measurement "pretax income (loss) from operations". The purpose of this reconciliation is to provide investors with information routinely utilized by management in analyzing and comparing the performance of our insurance operations between periods. This information reflects the financial performance of our insurance operations without the impact of realized capital gains/losses on investments and unrealized capital gains on equity securities which are now required to be included as a component of net income under GAAP. We typically invest in equity securities with a long-term view. Short-term volatility due to changes in market value of equity securities, along with realized investment gains/losses, can mask both the positive or negative performance of our insurance operations from period to period.

Premium Revenue:
For the three months ended March 31, 2020, net premiums earned were up $237,000 at $14,955,000 compared to $14,718,000 during the same period last year. The increase in premium revenue was primarily driven by an increase in net earned premium, in the P&C segment, of $261,000 or 2.0%. The increase in P&C segment net earned premium was primarily attributable to a 4.0% increase in gross earned premium in our dwelling fire program due to rate increases in the program over the past twelve months. With the increased frequency of weather events over the past five years, the Company continues to increase rates in states and programs that have been most impacted by this persistent pattern of severe weather.

Investment Gains (Losses):
Investment losses for the three-month period ended March 31, 2020 were $990,000 compared to investment gains of $2,120,000 for the same period last year. Investment gains in 2019 were positively impacted by a gain on COLI benefit of $1,792,000. Contributing to the first quarter 2020 loss, we had a decline in value of our equity investments totaling $599,000 compared to unrealized gains in equity investments of $126,000, in the first quarter of 2019. In the first quarter of 2020, we also recognized a decline in surrender value of our COLI of $251,000 and an other-than-temporary impairment loss on corporate bonds of $238,000. The investment losses in the first quarter of 2020 were primarily driven by overall declines in corporate debt and equity securities in March of 2020 due to rapid changes in worldwide economic conditions from the global spread of COVID-19.

Net Income (Loss):
For the three months ended March 31, 2020, the Company had a net loss of $860,000, $0.34 loss per share, compared to net income of $2,443,000, $0.97 income per share, for the same period last year. As mentioned previously, the primary reasons for the first quarter 2020 net loss, compared to the first quarter 2019 net income, was an increase in investment related losses and higher property and casualty insured losses. The increase in P&C subsidiary losses was primarily driven by an increase in insured losses from weather events in January and February.

Pretax Income (Loss) from Operations:
For the three months ended March 31, 2020, our pretax loss from operations was $35,000 compared to a pretax income from operations of $476,000 for the three months ended March 31, 2019; a decrease of $511,000. As discussed above, an increase in claim activity in our P&C segment was the primary reason for the loss from operations, in the first quarter of 2020, compared to the same period last year.

P&C Segment Combined Ratio:
The P&C segment ended the first quarter of 2020 with a GAAP basis combined ratio of 107.6%. Reported catastrophe losses totaled $2,252,000 for the quarter and added 16.5 percentage points to the combined ratio. In comparison, the P&C segment ended the first quarter of 2019 with a GAAP basis combined ratio of 98.1% with $955,000 in reported catastrophe losses increasing the combined ratio by 7.1 percentage points. Partially offsetting the increase in reported catastrophe losses in the first quarter of 2020 was a reduction in reported non-catastrophe wind and hail losses of $471,000. Reported non-catastrophe wind and hail losses for the first quarter of 2020 totaled $1,610,000 and added 11.8 percentage points to the first quarter 2020 combined ratio. In comparison, first quarter 2019 reported non-catastrophe wind and hail losses totaled $2,081,000 and added 15.5 percentage points to the first quarter 2019 combined ratio.

Management Commentary on Financial Position

Selected Balance Sheet Highlights	March 31, 2020	December 31, 2019
	UNAUDITED
Invested Assets	$120,248,000	$118,969,000
Cash	$5,869,000	$11,809,000
Total Assets	$150,486,000	$153,934,000
Policy Liabilities	$78,559,000	$78,472,000
Total Debt	$14,167,000	$14,164,000
Accumulated Other Comprehensive Income (Loss)	$(42,000)	$2,443,000
Shareholders' Equity	$49,958,000	$53,461,000
Book Value Per Share	$19.74	$21.12
Invested Assets:
Invested assets as of March 31, 2020 were $120,248,000 compared to $118,969,000 as of December 31, 2019; an increase of 1.1%. The increase in invested assets was primarily due to the purchase of additional securities in the bond investment portfolio during the first quarter of 2020. While invested assets increased for the quarter, the market value of our available-for-sale fixed maturity securities and equity securities decreased $2,456,000 and was the primary contributor to the accumulated other comprehensive loss for the quarter.

Cash:
The Company, primarily through its insurance subsidiaries, had $5,869,000 in cash and cash equivalents at March 31, 2020, compared to $11,809,000 at December 31, 2019. Cash declined in the first quarter of 2020 primarily due to an increase in weather related losses in our P&C subsidiary and an increase of investments in fixed maturity securities in our investment portfolio.

Total Assets:
Total assets as of March 31, 2020 were $150,486,000 compared to $153,934,000 at December 31, 2019. As mentioned previously, the market value of our available-for-sale fixed maturity securities and equity securities decreased $2,456,000 and was the primary contributor to the $3,448,000 decrease in total assets in the first quarter of 2020 compared to total assets at December 31, 2019.

Policy Liabilities:
Policy related liabilities were $78,559,000 at March 31, 2020, compared to $78,472,000 at December 31, 2019; an increase of $87,000 or 0.1%. An increase in P&C segment unearned premiums was partially offset by a decrease in P&C segment loss reserves leading to a marginal increase in policy liabilities.

Debt Outstanding:
Total debt at March 31, 2020 was virtually unchanged at $14,167,000 compared to $14,164,000 at December 31, 2019.

Shareholders' Equity:
Shareholders' equity as of March 31, 2020 was $49,958,000, down $3,503,000, compared to December 31, 2019 Shareholders' equity of $53,461,000. Book value per share was $19.74 at March 31, 2020, compared to $21.12 per share at December 31, 2019; a decline of 6.5% or $1.38 per share. The primary factors contributing to the decrease in both book value per share and Shareholders' equity were a net loss of $860,000, an accumulated other comprehensive loss of $2,485,000 and shareholder dividends paid of $152,000. The accumulated comprehensive loss was primarily driven by decreases in market value of our corporate bond investments available for sale.

Release of information on Second Quarter Events - April Catastrophe Claims:
In addition to our first quarter earnings release, we are releasing our preliminary loss estimates from April catastrophe (cat) events which will impact our second quarter earnings. We emphasize that no provision for losses from April cat claims have been made in our first quarter results presented above as these events occurred in the second quarter of 2020.

April of 2020 was our most active month of any spring storm season since 2011, with six catastrophe (cat) events occurring during the month. These six cat events impacted policyholders in every state in which NSFC operates and generated $6,998,000 in insured losses during the month of April from 1,030 reported claims to date. For comparison, in April of 2019 we incurred losses totaling $1,179,000 from 251 claims. While catastrophe losses are highly variable over the course of any given year and are driven by frequency and severity of both hurricane and severe thunderstorm activity over any 12 month period, the significant increase in storm activity in April of 2020 will materially impact our second quarter and full year results of operations.

The National Security Group, Inc. (NASDAQ Symbol: NSEC), through its property & casualty (P&C) and life insurance subsidiaries, offers property, casualty, life, accident and health insurance in ten states. The Company writes primarily personal lines property coverage including dwelling fire and windstorm, homeowners, and mobile homeowners lines of insurance. The Company also offers life, accident and health, supplemental hospital and cancer insurance products. The Company was founded in 1947 and is based in Elba, Alabama. Additional information about the Company, including additional details of recent financial results, can be found on our website: www.nationalsecuritygroup.com.